PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-289718

Sow Good Inc.
12,808,608 Shares of Common Stock

This prospectus relates to (i) the resale by the selling shareholders identified herein, or the Selling Shareholders, or any of its pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of up to 8,286,326 shares of our common stock, par value $0.001 per share, or the common stock, and (ii) the issuance and resale of up to 4,522,282 shares of common stock issuable upon conversion of the Convertible Notes (as defined below).

We will not receive any proceeds from the sale of common stock by the Selling Shareholders. We will bear all fees and expenses incident to our obligation to register the common stock covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common stock offered hereby will be borne by the Selling Shareholders.

The Selling Shareholders and any of its permitted transferees may offer and sell the common stock covered by this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 19 for additional information.

Our common stock are listed on the Nasdaq Capital Market under the symbol “SOWG”. On August 18, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.70 per share.

We are a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus, and the other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, including the additional information contained in the documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus, any amendments or supplements, and the documents incorporated or deemed incorporated by reference herein and therein, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2025

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any applicable prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the Selling Shareholders have authorized anyone to provide you with additional information or information that is different. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information appearing in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained the industry, market and competitive position data in this prospectus and the documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus and under similar headings in the documents incorporated by reference into this prospectus, that could cause results to differ materially from those expressed or implied in these publications and reports.

For investors outside the United States: Neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in a jurisdiction outside the United States must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus and the documents incorporated by reference herein contain references to our trademark and to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to, or incorporated by reference into, this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “Sow Good,” “the Company” or similar terms refer to Sow Good Inc., together with our wholly owned subsidiaries.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in other parts of this prospectus or incorporated by reference herein. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, this entire prospectus and the information incorporated herein by reference to our other filings with the Securities and Exchange Commission, or the SEC. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described herein or incorporated by reference herein, together with all of the other information included or incorporated by reference herein, including our financial statements and related notes, before investing in our securities. If any of the risks described herein or incorporated by reference herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Company Overview

Sow Good is a trailblazing U.S.-based freeze dried candy and snack manufacturer dedicated to providing consumers with innovative and explosively flavorful freeze dried treats. Sow Good has harnessed the power of our proprietary freeze drying technology and product-specialized manufacturing facility to transform traditional candy into a novel and exciting everyday confectioneries subcategory that we call freeze dried candy. We began commercializing our freeze dried candy products in the first quarter of 2023, and as of June 30, 2025, we have twenty-one stock keeping units (“SKUs”) and eight holiday SKUs in our Sow Good Candy line of treats and three SKUs in our Sow Good Crunch Cream line, which consists of freeze dried ice cream bars and sandwiches. We sell our treats using an omnichannel strategy primarily focused on the wholesale and retail channels with less than 2% of sales coming from e-commerce as of June 30, 2025. As of June 30, 2025, our treats are offered for sale in approximately 5,000 brick-and-mortar retail outlets in the United States.

The Convertible Notes

On April 28, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with Lyle Berman, Claudia Goldfarb and Ira Goldfarb, as holders of the Company’s outstanding promissory notes (the “Outstanding Notes”) with an aggregate principal amount of $2,500,000, maturing August 23, 2025 at an interest rate of 8%. Pursuant to the Exchange Agreement, holders exchanged their Outstanding Notes for, and the Company issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), new senior convertible promissory notes (the “8% Convertible Notes”) in an amount equal to $2,563,890, the aggregate principal amount of the Outstanding Notes, plus accrued and unpaid interest thereunder. In addition, pursuant to the Exchange Agreement, the Company issued Convertible Notes of $239,928 at an interest rate of 6%, for the repayment of the Notes which matured on April 8, 2025 (together with the 8% Convertible Notes, the “Convertible Notes”). The combined $2,803,818 of Convertible Notes have a maturity date of April 30, 2030 and will pay interest semiannually in arrears on May 1 and November 1 beginning on November 1, 2025. At the Company’s election, interest payable on an interest payment date may be added to the principal amount of the Convertible Notes on the applicable interest payment date and will no longer be owed to holders of the Convertible Notes. The Convertible Notes are convertible at the election of the holders, in whole or in part, into shares of common stock based on a price per share equal to the average closing price of such common stock for the five trading days immediately prior to the execution of and entry into the Convertible Notes, with such conversion prices ranging from $0.62 to $0.63, or 4,522,282 shares of common stock if fully converted. The Convertible Notes are senior in right of payment to all existing and future debt obligations of the Company and will be secured by all existing and future assets of the Company. The Convertible Notes are redeemable by the Company at any time upon ten days’ notice and at the option the holders for the principal amount thereof plus interest, beginning on January 1, 2025. The entry into the Exchange Agreement, and the transactions contemplated therein, including entering into the Convertible Notes, was approved unanimously by the disinterested members of the Company’s board of directors, as well as the disinterested members of the Company’s audit committee, pursuant to the Company’s related party transaction policy.

Corporate Information

The registrant was initially incorporated in Delaware in April 2010 and became a publicly traded company when its shares began trading on July 1, 2010. Prior to April 2, 2012, the Company name was Ante5, Inc., which became an independent company in April 2010. From October 2010 through August 2019, the Company was engaged in the business of acquiring oil and gas leases and participated in the drilling of wells in the Bakken and Three Forks trends in North Dakota and Montana and managing similar assets for third parties under the name Black Ridge Oil & Gas, Inc. In December 2012, the Company reincorporated in Nevada. Effective January 21, 2021, the Company changed its name from Black Ridge Oil & Gas, Inc. to Sow Good Inc. to pursue the freeze dried fruits and vegetables business as acquired with its October 1, 2020 acquisition of S-FDF, LLC. On May 5, 2021, the Company announced the launch of its freeze dried consumer packaged goods food brand, Sow Good. Effective February 15, 2024, the Company reincorporated to the State of Delaware from the State of Nevada pursuant to a plan of conversion. Our principal executive offices are located at 1440 N Union Bower Rd, Irving, TX 75061 and our telephone number is (214) 623-6055. Our web site address is sowginc.com.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that the aggregate market value of our voting and non-voting common stock held by non-affiliates is $250 million or more, as measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the aggregate market value of our voting and non-voting common stock held by non-affiliates is $700 million or more, as measured on the last business day of our second fiscal quarter.

The Offering

Securities Offered by the Selling Shareholders:	12,808,608 of our common stock, which includes 4,522,282 shares of common stock issuable upon the conversion of the Convertible Notes.
Common Stock Outstanding Before this Offering:(1)	12,223,599 common stock.
Common Stock Outstanding After this Offering:(1)	16,745,881common stock, which includes 4,522,282 shares of common stock issuable upon the conversion of the Convertible Notes.
Use of Proceeds:	We will not receive any of the proceeds from the sale of common stock being offered for sale by the Selling Shareholders. See “Use of Proceeds” for further information.
Nasdaq Capital Market Symbol:	“SOWG”.
Risk Factors:

Please read “Risk Factors” and the other information included in, or incorporated by reference into, this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the securities offered pursuant to this prospectus.

____________

(1)      Unless otherwise indicated, the number of common stock outstanding before this offering is based on an aggregate of 12,223,599 shares outstanding as of August 12, 2025 and does not include:

•        4,909,262 shares of our common stock that are issuable upon the conversion of the outstanding senior convertible promissory notes (the “Senior Convertible Promissory Notes”) at the election of the holders, in whole or in part, into shares of common stock based on a price per share equal to the average closing price of such common stock for the five trading days immediately prior to the execution of and entry into the new notes, with such conversion prices ranging from $0.62 to $0.63;

•        2,451,777 shares of our common stock that are issuable upon the exercise of options outstanding under the 2020 Stock Incentive Plan (the “2020 Plan”) as of June 30, 2025;

•        190,500 shares of our common stock that are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $9.80 per share as of June 30, 2025; and

•        1,915,355 shares of our common stock that are reserved for future issuance under our 2024 Stock Incentive Plan (the “2024 Plan”), as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2024 Plan, of which 187,930 shares of our common stock are issuable upon the exercise of options outstanding under the 2024 Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk and uncertainties. You should carefully consider the following risks described below, together with the information under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 27, 2025, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, which were filed with the SEC on May 14, 2025 and August 14, 2025, respectively, each of which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings or elsewhere in the other documents that are filed or furnished after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained or incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our common stock. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

Additional Risk Related to this Offering and Our Common Stock

Sales by the Selling Shareholders of the common stock covered by this prospectus could adversely affect the market price of our common stock.

The outstanding 8,286,326 shares common stock and registered hereby represent approximately 65.9% of our total outstanding common stock as of August 12, 2025. The 4,522,282 shares of common stock underlying the Convertible Notes, if converted on August 12, would represent 26.5% of our total outstanding common stock. The resale of all or a substantial number of these shares in the public market by the Selling Shareholders, or the perception that such sales might occur, could depress the market price of our common stock, which could impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Purchases by certain existing stockholders at prices below the current market price could result in investment returns not available to future investors.

Certain existing stockholders, including the Selling Stockholders, purchased or may purchase, securities in the Company at a price below the current trading price of the Common Stock, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” herein and in such incorporated documents, contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities law, which are included but are not limited to statements with respect to our anticipated results and progress of our operations, research and development in future periods, plans related to our business strategy, and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, “budget”, “possible”, “should”, “future”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements reflect our current beliefs, views and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors” herein, and under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 27, 2025, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025, which were filed with the SEC on May 14, 2025 and August 14, 2025, respectively, all of which are incorporated by reference herein, and the other risks and uncertainties described in our subsequent filings and furnishings with the SEC that are incorporated by reference herein, including, without limitation, the following:

•        our ability to compete successfully in the highly competitive industry in which we operate;

•        our ability to maintain and enhance our brand;

•        our ability to successfully implement our growth strategies;

•        the effectiveness and efficiency of our marketing programs;

•        our ability to manage current operations and to manage future growth effectively;

•        our future operating performance;

•        our ability to attract new customers or retain existing customers;

•        our ability to protect and maintain our intellectual property;

•        the government regulations to which we are subject;

•        failure to obtain sufficient sales and distributions for our freeze dried product offerings;

•        the potential for supply chain disruption and delay;

•        the potential for transportation, labor, and raw material cost increases; and

•        the risks discussed in Part I, Item 1A, Risk Factors, included in our most recent Annual Report on Form 10-K and in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and those discussed in other documents we file from time to time with the SEC.

This list is not exhaustive of the factors, events, conditions and circumstances that may affect the “forward-looking statements” and “forward-looking information” contained in, or incorporated by reference into, this prospectus. These forward-looking statements reflect our management’s current beliefs, views and expectations with respect to future events and are based on estimates and assumptions as of the date of this prospectus or the dates of the documents incorporated herein by reference, as applicable, and are subject to risks and uncertainties. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in such forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected.

We discuss many of these risks in greater detail under “Risk Factors” in this prospectus and under similar headings in the documents incorporated herein by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are based only on the information available to us at that time. Except as required by law, we expressly disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

You should read this prospectus, the documents incorporated by reference herein and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in or incorporated by reference into this prospectus by these cautionary statements. Except as required by law, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Moreover, new risks regularly emerge, and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements, which differences could be material. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should rely only on the information in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Shareholders. We will bear all fees and expenses incident to our obligation to register the common stock covered by this prospectus. Brokerage fees, underwriting discounts and commissions, and similar expenses, if any, attributable to the sale of common stock offered hereby will be borne by the Selling Shareholders.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our Board may deem relevant.

PRINCIPAL SHAREHOLDERS

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of August 12, 2025, based in information obtained from the persons named below or as filed with the SEC, with respect to the beneficial ownership of shares of our common stock by:

•        each person who is known by us to own beneficially more than 5% of our common stock;

•        each director;

•        each named executive officer; and

•        all of our directors and executive officers as a group.

On August 12, 2025, we had 12,223,599 shares of common stock outstanding.

The number of common stock beneficially owned by a person includes shares subject to options, warrants or other convertible securities held by that person that are currently exercisable or that become exercisable within 60 days of August 12, 2025. Percentage calculations assume, for each person and group, that all common stock that may be acquired by such person or group pursuant to options, warrants, or other convertible securities that are held currently exercisable or that become exercisable within 60 days of August 12, 2025 are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, such unissued common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person. The percentage of common stock beneficially owned is computed on the basis of 12,223,599 common stock outstanding as of August 12, 2025.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable. The Company does not know of any arrangement, the operation of which may at a subsequent date result in a change of control.

As used in the table below and elsewhere in this form, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following August 12, 2025. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, (i) each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and (ii) the address of each person or entity named in the table is c/o Sow Good Inc., 1440 N Union Bower Rd, Irving, TX 75061.

Name and Address of Beneficial Owner	Number of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned (%)
Ira Goldfarb(2)	6,395,919	52.3%
Claudia Goldfarb(3)	3,154,295	25.8%
Donna Guy		*
Lyle Berman(4)	3,332,209	27.3%
Chris Ludeman(5)	175,602	1.4%
Joe Mueller(6)	53,825	*
Jeff Rubin	122,085	1.0%
Edward Shensky	59,269	*
All Directors and Executive Officers as a Group (7 persons)	11,210,714	91.7%
Benno Fisher(7)	805,643	6.6%

____________

*        Represents beneficial ownership of less than 1%.

(1)      Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of August 12, 2025.

(2)      Includes 2,454,632 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030. Also includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb, 461,517 shares held in joint tenancy with his spouse, Claudia Goldfarb and 228,200 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025. Also includes 25,000 shares which are held by IG Union Bower, for which Mr. Goldfarb is the beneficial owner. Also includes 1,040,000 shares held by the Ira Goldfarb Irrevocable Trust, for which Mr. Goldfarb is a trustee and holds a pecuniary interest, and 17,646 shares held by trusts for the children of Mr. Goldfarb, for which Mr. Goldfarb is trustee.

(3)      Includes 386,980 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030. Also includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb, 461,517 shares held in joint tenancy with her spouse, Ira Goldfarb and 218,200 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(4)      Includes 2,454,632 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030. Also includes 25,484 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025, 2025, and 26,250 shares which may be purchased pursuant to warrants exercisable within 60 days of August 12, 2025, 2025. Also includes 686,446 shares held by the Lyle A. Berman Revocable Trust, and 6,749 shares held by Berman Consulting Corporation, in which Mr. Lyle Berman holds a pecuniary interest. Does not include 124,742 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Gary Raimist is trustee.

(5)      Includes 97,058 shares held by Christopher R. & Lynda M. Ludeman JTWROS. Includes 24,151 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(6)      Includes 14,490 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(7)      Includes 175,000 shares held by Ben J. Fischer JTWROS Laree P. Hulshoff JTWROS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2023 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeded or exceeds $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Related Party Transactions

Warrant Exercise Transaction

On April 15, 2024, the Company entered into certain warrant exercise agreements (the “Exercise Agreements”) with each of the existing noteholders of the Company who also own certain of the Company’s warrants (collectively, the “Holders”) (such transaction, the “Warrant Exercise Transaction”). In connection with the Warrant Exercise Transaction, each of the Holders and the Company agreed to amend each of the Holders’ existing promissory notes to reduce the principal amount of the debt owed by the Company by the aggregate amount of the warrant exercise price for each Holder. The net result of the Warrant Exercise Transaction was a reduction in the Company’s debt of $5,299,112.50 and a total issuance by the Company of 2,186,250 shares of common stock.

Debt Financing

On May 11, 2023, the Company received proceeds of $100,000 from Bradley Berman, one of the Company’s directors, on behalf of the Bradley Berman Irrevocable Trust, from the sale of notes and warrants pursuant to an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on May 11, 2024. Interest on the notes accrues at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory note’s aggregate principal amount was reduced to $37,500.

On April 25, 2023, we closed on an offering to sell up to $1,500,000 of promissory notes and warrants to purchase an aggregate 375,000 shares of the Company’s common stock, exercisable over a ten-year period at a price of $2.50 per share, representing 25,000 warrant shares per $100,000 of notes purchased. The notes mature on April 25, 2024. Interest on the notes accrues at a rate of 8% per annum, payable in cash semi-annually on June 30 and December 31. On April 25, 2023, the Company received proceeds of $750,000 and $50,000 from the Company’s Executive Chairman, Mr. Goldfarb, and the Cesar J. Gutierrez Living Trust, as beneficially controlled by the brother of the Company’s CEO, respectively, on the sale of these notes and warrants. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory notes’ aggregate principal amount was reduced to $918,750.

On April 11, 2023, warrants to purchase an aggregate 62,500 shares of common stock were issued to a director pursuant to a private placement debt offering in which aggregate proceeds of $250,000 were received in exchange for promissory notes and warrants to purchase an aggregate 62,500 shares of common stock, representing 25,000 warrant shares per $100,000 of promissory notes. The warrants are fully vested and exercisable over a period of 10 years at a price of $2.60 per share. The Company may redeem outstanding warrants prior to their expiration, at a price of $0.01 per share, provided that the volume weighted average sale price per share of Common Stock equals or exceeds $9.00 per share for thirty (30) consecutive trading days ending on the third business day prior to the mailing of notice of such redemption. On April 15, 2024, in connection with the Warrant Exercise Transaction, the promissory note’s aggregate principal amount was reduced to $0.

Private Placement of Common Stock

On March 28, 2024, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 515,597 shares of the Company’s common stock at a stock price of $7.25 per share. The shares were issued on March 28, 2024. Proceeds to the Company from the sale of shares were approximately $3.7 million. A total of 138,002 of these shares, or proceeds of approximately $1.0 million, were purchased by officers and directors. The Company sold the shares in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

On November 20, 2023, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 426,288 shares of the Company’s common stock at a stock price of $6.50 per share. The shares were issued on November 20, 2023. Proceeds to the Company from the sale of shares were approximately $2.8 million. A total of 38,077 of these shares, or proceeds of approximately $247,500, were purchased by officers and directors. The Company sold the shares in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

On August 30, 2023, the Company entered into a stock purchase agreement with multiple accredited investors to sell and issue to the purchasers thereunder, an aggregate of 735,000 shares of the Company’s common stock at a stock price of $5.00 per share. The shares were issued on August 30, 2023. Proceeds to the Company from the sale of shares were approximately $3.7 million. A total of 210,000 of these shares, or proceeds of approximately $1.1 million, were purchased by officers and directors. The Company sold the shares in a private placement exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. Investors in the private placement included Sow Good’s Chief Executive Officer and Executive Chairman, in addition to certain other Sow Good board members and accredited investors. The proceeds were used in funding incremental capital expenditures and general operating expenses.

Promissory Note Exchanges

On April 28, 2025, the Company entered into an exchange agreement (the “Exchange Agreement”) with Lyle Berman, Claudia Goldfarb and Ira Goldfarb, as holders of the Company’s outstanding promissory notes (the “Outstanding Notes”) with an aggregate principal amount of $2,500,000, maturing August 23, 2025 at an interest rate of 8%. Pursuant to the Exchange Agreement, holders exchanged their Outstanding Notes for, and the Company issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), new senior convertible promissory notes (the “8% Convertible Notes”) in an amount equal to $2,563,890, the aggregate principal amount of the Outstanding Notes, plus accrued and unpaid interest thereunder. In addition, pursuant to the Exchange Agreement, the Company issued Convertible Notes of $239,928 at an interest rate of 6%, for the repayment of the Notes which matured on April 8, 2025 (together with the 8% Convertible Notes, the “Convertible Notes”). The combined $2,803,818 of Convertible Notes have a maturity date of April 30, 2030 and will pay interest semiannually in arrears on May 1 and November 1 beginning on November 1, 2025. At the Company’s election, interest payable on an interest payment date may be added to the principal amount of the Convertible Notes on the applicable interest payment date and will no longer be owed to holders of the Convertible Notes. The Convertible Notes are convertible at the election of the holders, in whole or in part, into shares of common stock based on a price per share equal to the average closing price of such common stock for the five trading days immediately prior to the execution of and entry into the Convertible Notes, with such conversion prices ranging from $0.62 to $0.63, or 4,522,282 shares of common stock if fully converted. The Convertible Notes are senior in right of payment to all existing and future debt obligations of the Company and will be secured by all existing and future assets of the Company. The Convertible Notes are redeemable by the Company at any time upon ten days’ notice and at the option the holders for the principal amount thereof plus interest, beginning on January 1, 2025. The entry into the Exchange Agreement, and the transactions contemplated therein, including entering into the Convertible Notes, was approved unanimously by the disinterested members of the Company’s board of directors, as well as the disinterested members of the Company’s audit committee, pursuant to the Company’s related party transaction policy.

Indebtedness of Directors and Officers

No current or former director, officer or employee of the Company, or any associate of any such individual, is, or was at any time during the most recently completed financial/fiscal year, indebted to the Company, nor is any indebtedness of any such person to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize us to issue up to 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 12,223,599 shares of common stock and no shares of preferred stock were issued and outstanding as of the date of August 12, 2025. Our Articles of Incorporation provide that the affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease number of authorized shares, as described below.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors (the “Board”) out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock are entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends will be subject to the discretion of our Board and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

Preferred Stock

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of all or any of the remaining preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

Number of Directors; Vacancies; Removal

Our Amended and Restated Bylaws (the “Bylaws”) provide that only our Board may increase or decrease the number of directors. Any vacancy on the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until the next annual election and until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office or by an election at an annual meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, but only for cause and by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Authorized Shares

The affirmative vote of the holders of a majority of the then-outstanding shares of common stock is required to increase or decrease the aggregate number of shares or the number of shares of any class we have authority to issue. Issuance of such a new class or series could, depending upon the terms of the class or series, delay, defer, or prevent a change of control of the Company.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights in the election of directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board.

Anti-Takeover Provisions

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. A special meeting of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or the Executive Chairman of the Company or a majority of our Board. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Our Certificate of Incorporation and Bylaws grant the Board the power to adopt, amend or repeal the Bylaws.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to: facilitate our continued product innovation and the risk-taking that it requires; permit us to continue to prioritize our long-term goals rather than short-term results; and enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition attempt and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Choice of Forum

Our Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder (including a beneficial owner of stock) to bring: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of, or claim based on, breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or to our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Charter or the Bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Charter or Bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine. Our

Charter also provides the, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any claims for which federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation provide that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•        any breach of the director’s duty of loyalty to our company or our stockholders;

•        any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•        any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our Bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer or trustee. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer.

Trading Symbol and Market

Our common stock is quoted on the Nasdaq Capital Market under the symbol “SOWG.”

SELLING SHAREHOLDERS

This prospectus relates to (i) the resale from time to time by the selling shareholders identified herein, or the Selling Shareholders, or any of its pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of up to 8,286,326 shares of our common stock, par value $0.001 per share, or the common stock, and (ii) the issuance and resale from time to time of up to 4,522,282 shares of common stock issuable upon conversion of the Convertible Notes.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of our common stock by the Selling Shareholders. The third column in the table below lists the common stock being offered by this prospectus by the Selling Shareholders.

This prospectus also includes the resale of the maximum number of common stock issuable upon exercise of all of the convertible securities owned by the Selling Shareholders, determined as if such convertible securities were exercised in full without regard to any beneficial ownership or limitations on the exercise of such convertible securities.

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of common stock beneficially owned by the Selling Shareholders, common stock subject to underlying convertible securities held by that Selling Shareholders that are currently exercisable for common stock or exercisable for common stock within 60 days after the date of this prospectus, are deemed outstanding.

Name of Selling Shareholders	Number of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Common Stock to be Sold Pursuant to this Prospectus	Number of Common Stock Beneficially Owned After Offering	Percentage Beneficially Owned After Offering
Ira Goldfarb	6,395,919	(2)	5,710,429	685,490	5.5%
Claudia Goldfarb	3,154,295	(3)	2,610,317	543,978	4.3%
Lyle Berman	3,332,209	(4)	3,332,209	—	*
Christopher Ludeman	175,602	(5)	175,602	—	*
Edward Shensky	59,269		59,269	—	*
Jeffrey Rubin	122,085		122,085	—	*
Joseph Mueller	53,825	(6)	53,825	—	*
Benno Fischer	805,643	(7)	805,643	—	*
Brad Burke	51,250		51,250	—	*
Bradley Berman	183,875		183,875	—	*
Brett Goldfarb	3,449		3,449	—	*
Carlos Bengoa	1,030		1,030	—	*
Catherine Tan	6,000		6,000	—	*
Lauren Creed	6,000		6,000	—	*
Ava Gutierrez	3,449		3,449	—	*
Alexandria Gutierrez	47,627		47,627	—	*
Lillian Berman Goldfarb	23,529		23,529	—	*

____________

*        Represents beneficial ownership of less than 1%.

(1)      Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. The total number of issued and outstanding shares and the total number of shares owned by each person does not include unexercised warrants and stock options owned by parties other than for whom the calculation is presented, and is calculated as of August 12, 2025.

(2)     Includes 2,454,632 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030, 386,980 shares of which are held as joint tenant with right of survivorship with Claudia Goldfarb. Also includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Ira owns with his spouse, Claudia Goldfarb, 461,517 shares held in joint tenancy with his spouse, Claudia Goldfarb and 228,200 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025. Also includes 25,000 shares which are held by IG Union Bower, for which Mr. Goldfarb is the beneficial owner. Also includes 1,040,000 shares held by the Ira Goldfarb Irrevocable Trust, for which Mr. Goldfarb is a trustee and holds a pecuniary interest, and 17,646 shares held by trusts for the children of Mr. Goldfarb, for which Mr. Goldfarb is trustee.

(3)      Includes 386,980 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030, which are held as joint tenant with right of survivorship with Ira Goldfarb. Also includes 1,620,973 shares held in the name of S-FDF, LLC, which is an entity that Claudia owns with her spouse, Ira Goldfarb, 461,517 shares held in joint tenancy with her spouse, Ira Goldfarb and 218,200 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(4)      Includes 2,454,632 shares underlying senior convertible promissory notes exercisable at the option of the holder in whole or in part at any time prior to maturity on April 30,2030. Also includes 25,484 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025, 2025, and 26,250 shares which may be purchased pursuant to warrants exercisable within 60 days of August 12, 2025, 2025. Also includes 686,446 shares held by the Lyle A. Berman Revocable Trust, and 6,749 shares held by Berman Consulting Corporation, in which Mr. Lyle Berman holds a pecuniary interest. Does not include 124,742 shares held by trusts for the children of Mr. Lyle Berman, for which Mr. Gary Raimist is trustee.

(5)      Includes 97,058 shares held by Christopher R. & Lynda M. Ludeman JTWROS. Includes 24,151 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(6)      Includes 14,490 shares which may be purchased pursuant to stock options exercisable within 60 days of August 12, 2025.

(7)      Includes 175,000 shares held by Ben J. Fischer JTWROS Laree P. Hulshoff JTWROS.

PLAN OF DISTRIBUTION

The Selling Shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Company’s principal trading market, which is currently the Nasdaq Capital Market, or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers who may agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per share; or

•        a combination of any such methods of sale.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of shares of our common stock offered by them will be the purchase price of such shares, less discounts or commissions, if any. The Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.

The Selling Shareholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholders is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then such Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

A selling stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of common stock pursuant to the distribution through a registration statement.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale of the securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of the securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

White & Case LLP, New York, NY will provide us with an opinion as to the validity of the common stock offered under this prospectus.

EXPERTS

The audited financial statements of Sow Good Inc. as of December 31, 2024 and 2023 appearing in this prospectus and registration statement have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the periodic reporting requirements of the Exchange Act and in accordance therewith file periodic reports, including, but not limited to, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, proxy statements and other information filed or furnished from time to time with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at sowginc.com, by which you may access these materials (including the documents incorporated into this prospectus by reference) free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed or furnished separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for information superseded by information contained in this prospectus or in any subsequently filed or furnished incorporated document. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must carefully review all of the SEC filings and furnishings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished and not filed with the SEC) on or after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 27, 2025 (including the description of our common stock in Exhibit 4.2 thereto);

•        our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025, and for the quarter ended and June 30, 2025, filed with the SEC on August 14, 2025;

•        our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025;

•        our Current Reports on Form 8-K, filed with the SEC on June 16, 2025, June 10, 2025, May 30, 2025, May 20, 2025, April 30, 2025 and April 4, 2025 (except, in each case, any information, including exhibits, furnished and not filed with the SEC); and

•        the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on April 29, 2024, including any subsequent amendment thereto filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed or furnished document, which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

1440 N Union Bower Rd

Irving, TX 75061

(214) 623-6055

Attention: Claudia Goldfarb, Co-Founder and Chief Executive Officer

Sow Good Inc.

12,808,608 Shares of Common Stock

_______________

PROSPECTUS

_______________

August 27, 2025